Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 3, 2017 (the “Effective Date”), by and between Miromatrix Medical Inc., a Delaware corporation (the “Company”) located in Minneapolis, Minnesota and Jeff Ross, a Minnesota resident (the “Executive”).

BACKGROUND

A.               Executive has been employed by the Company and serving as its Executive Vice President Product Development pursuant to an unwritten employment arrangement.

B.               The Company desires to appoint Executive to serve as Interim Chief Executive Officer and employ Executive in accordance with the terms and conditions of this Agreement, and wishes to obtain reasonable protection against unfair use of its confidential business and technical information.

C.               Executive wishes to continue in the employ of the Company, to serve as Interim Chief Executive Officer and to provide services to the Company in exchange for the compensation and on the other terms conditions set forth in the Agreement and is willing to re-affirm the benefits of various covenants contained herein and in the Confidentiality Agreement (as defined below in Section 9).

AGREEMENT

NOW, THEREFORE, in consideration of the above-referenced facts and circumstances, the mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                 Employment. Commencing on the Effective Date, the Company shall employ Executive as Interim Chief Executive Officer of the Company and Executive accepts such employment and agrees to serve the Company to the best of his ability and to promote the Company’s interests and business. Executive will serve the Company faithfully and to the best of Executive’s ability and will devote Executive’s full working time, attention, and efforts to the business of the Company. While employed by the Company, Executive shall be subject to, and comply with, the rules, practices and policies of the Company applicable to employees of the Company whether reflected in an employee handbook, code of conduct, compliance policy or otherwise, as the same may exist and be amended from time to time, and will not engage in other employment or other material business activity, except for activities set forth on Exhibit A or as approved in writing by the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, the Board in its discretion may appoint a successor Chief Executive Officer, in which case Executive’s employment will continue to governed by this Agreement but his title may revert to Executive Vice President Product Development.

2.                 Duties and Powers. Executive shall report to the Board. Executive shall perform such duties, have such power, and exercise such supervision and control with regard to the business of the Company as are commonly associated with his title including (with respect to serving as Interim Chief Executive Officer), but not limited to, the day-to-day general management, supervision and control of all of the Company’s business and operations and those of any of the Company’s subsidiaries that may exist from time to time. As Interim Chief Executive Officer, all other senior executives of the Company shall report to Executive or as Executive may direct. In addition, Executive shall perform such other duties in the nature of a senior executive as the Board shall reasonably determine from time to time.

Contemporaneously herewith, Executive is also being appointed to serve as a director on the Board. Executive acknowledges that his service on the Board shall be at the discretion of the Company’s shareholders, who shall have the right to remove Executive from the Board or not re-appoint Executive, in accordance with the Company’s governing documents. Executive shall not be entitled to any additional compensation for serving as a director on the Board. If Executive is no longer serving as Chief Executive Officer (on an interim or permanent basis), then at the Board’s request he agrees not to stand for re-election to the Board. If requested to do so by the Board, Executive agrees to tender his resignation as a director on the Board upon termination of his employment with the Company for any reason.

3.                 Term. This Agreement, and the terms and conditions of Executive’s employment with the Company hereunder, shall commence on the Effective Date and continue for a period of four (4) years thereafter (the “Term”), unless earlier terminated as provided in Section 10.

4.                Base Salary. The Company shall pay to Executive a base salary of $275,000 (gross) per year, which shall be paid in installments in accordance with the Company’s regular payroll practices. The Board may review Executive’s performance and from time to time increase Executive’s base salary, but may not decrease the base salary during the Term so long as Executive continues to serve as Interim Chief Executive Officer. Such review shall occur no less frequently than once per year.

5.                  Bonuses. Employee shall be eligible to receive bonuses from time to time to the extent awarded in the sole discretion of the Company’s Board of Directors.

6.                Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally made available to executive employees of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. Except as expressly provided in this Section 6, the Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

7.                  Stock Option Grant. Contemporaneously with the execution and delivery of this Agreement, the Company and Executive shall enter into an Incentive Stock Option Agreement in the Company’s standard form pursuant to which the Company will grant Executive an option (the “Option”) to purchase up to 100,000 shares of the Company’s common stock (the “Common Stock”) under the Company’s 2010 Stock Incentive Plan. The Option has an exercise price that is no less than the fair market value of the Common Stock on the grant date (as determined by the Board) and will have a term of ten (10) years (subject to earlier termination as provided in the Incentive Stock Option Agreement if Executive ceases to be employed by the Company) and vest in four (4) equal annual installments commencing on the one (1) year anniversary of the grant date.

8.                Reimbursement of Business Expenses. Upon presentation of appropriate receipts and/or vouchers, the Company shall reimburse Executive for reasonable and necessary expenses he incurs in connection with the performance of his duties including, but not limited to, cell phone service.

9.               Confidentiality Agreement. Executive and the Company are parties to and bound by that certain Confidentiality, Non-Competition and Assignment of Inventions Agreement (the “Confidentiality Agreement”) dated March 25, 2010. Executive reaffirms his obligations under the Confidentiality Agreement and further acknowledges and agrees that (a) the Confidentiality Agreement remains in full force and effect and is enforceable against the undersigned in accordance with its terms, and (b) the execution, delivery and performance of this Agreement by Executive shall in no way impair, limit or otherwise adversely affect the rights of the Company under the Confidentiality Agreement.

10.               Termination. Notwithstanding the term set forth in Section 3 hereof, this Agreement may be earlier terminated as set forth below:

(a)               by the Company without Cause or by Executive for any reason, upon thirty (30) days advanced written notice to the other party;

(b)               immediately by the Company upon written notice to Executive for the following events, each of which would constitute “Cause”: (i) Executive is convicted of a felony; (ii) Executive has committed any gross misconduct, theft, fraudulent or dishonest act that is injurious in any material respect to the financial condition, business or reputation of the Company; (iii) Executive has materially breached this Agreement, any written agreement made between Executive and the Company, or any fiduciary duty owed to the Company; (iv) Executive has committed a material violation of Company policy that has had or is likely to have an adverse impact on the performance of Executive’s duties as required by this Agreement, which violation has not been cured by Executive after thirty (30) days advanced written notice thereof to Executive by the Company;

(c)               by Executive upon thirty (30) days advanced written notice to the Company, provided that the Company has failed to cure such event during said thirty (30) day period, for the following events which constitute “Good Reason”: (i) the relocation of Executive’s principal office for Company business to a location more than thirty (30) miles from such location as of the Effective Date; (ii) the Company’s failure to pay Executive his base salary or earned bonus as set forth herein or to provide Employee Benefits as set forth herein; (iii) a reduction in Executive’s annualized base salary below $275,000 while he is serving as Interim Chief Executive Officer or, if Executive is no longer serving as Chief Executive Officer (on an interim or permanent basis), then a reduction in Executive’s annualized base salary below $220,000; or (iv) a material breach by the Company of this Agreement or any written agreement made between Executive and the Company; provided, however, that following events shall not constitute Good Reason: (y) the Company’s removal from Executive of the Interim Chief Executive Officer title and/or demotion of Executive through the transfer to another person of some or all of the responsibility for management of the Company’s day-to-day operations, or (z) Executive’s removal from or failure to be re-appointed to the Board; provided, further, that no act shall constitute Good Reason unless the Executive has provided advance written notice of such Good Reason to the Company within three (3) months following the initial existence of the condition that constitutes Good Reason; or

(d)               upon the death or disability of the Executive. For the purposes of this Agreement, disability shall occur if Executive shall become incapacitated by accident or illness and, in the reasonable determination of the Board, shall be unable to fully perform the duties of the positions he then occupies with reasonable accommodation for a period of time of not less than ninety (90) consecutive days, and the Company provides thirty (30) days advanced written notice to the Executive at any time after such period of disability.

In the event of any termination occurring by virtue of paragraphs (a) through (d) above, Executive’s last day of employment shall be the “Termination Date” and Executive shall be entitled to compensation and benefits accrued through the Termination Date in accordance with the terms hereof or any applicable employee benefit plan, including any bonuses earned by Executive through the Termination Date. For purposes of Section 11 of this Agreement only, with respect to the timing of any severance payments thereunder, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (the “Code”).

11.               Termination Payments.

(a)               If Executive’s employment with the Company is terminated prior to the expiration of the Term (x) by the Company for any reason other than for Cause or disability, or (y) by Executive for Good Reason, then the Company will, subject to Executive satisfying the conditions in Section 11(c), provide the following severance benefits:

(i)                 pay to Executive severance pay in the aggregate amount equal to the greater of (A) his current annual Base Salary and (B) his total actual compensation (including any bonus paid) for the prior year, payable in substantially equal installments on the Company’s regular payroll schedule over a twelve (12) month period following the Termination Date, beginning on the Company’s first regular payroll date after the expiration of all rescission periods applicable to the release described in Section 11(c);

(ii)                promptly pay to Executive in cash any portion of that year’s annual potential Bonus that was earned but unpaid as of the Termination Date; and

(iii)              if Executive is eligible for and elects continuation of group medical and/or dental insurance coverage with the Company following the Termination Date (for himself and/or his family, as applicable) in accordance with applicable laws and plans, reimburse Executive for the premium costs of such continuation coverage, at the same level of coverage that was in effect as of the Termination Date, for up to twelve (12) consecutive months following the Termination Date or, if earlier, until such continuation coverage is no longer available to Executive under applicable laws and plans.

(b)               If Executive’s employment with the Company is terminated due to Executive’s death or disability, Executive’s resignation other than for Good Reason, termination by the Company for Cause, or expiration of the Term, Executive shall be entitled to compensation and benefits accrued through the Termination Date in accordance with the terms hereof or any applicable employee benefit plan, including any portion of that year’s annual potential Bonus that was earned but unpaid as of the Termination Date, but shall not be entitled to any other pay or benefits from the Company, unless otherwise agreed to in writing by Executive and the Company.

(c)              Notwithstanding the foregoing provisions of this Section 11, the Company will not be obligated to make any payments to Executive under Section I 1(a)(i) or (iii) hereof unless: Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a commercially reasonable form of mutual release prescribed by the Board; all applicable rescission periods provided by law for releases of claims shall have expired and Executive shall have signed and not rescinded the release of claims; and Executive has not materially breached the terms of this Agreement, the Confidentiality Agreement, and any other agreements with the Company as of the dates of such payments.

12.               Post-Termination Obligations.

(a)               Immediately upon termination of Executive’s employment with the Company for any reason, whether such termination is before or after the Term, Executive will resign all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company.

(b)               Upon termination of Executive’s employment with the Company, whether such termination is before or after the Term, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

(c)               Following termination of Executive’s employment with the Company for any reason, whether such termination is before or after the Term, Executive will, upon reasonable request of the Company or its designee, and in return for commercially reasonable compensation to be agreed up by Executive and the Company, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that he was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity.

13.               Conflicts of Interest. Executive agrees that he will not, directly or indirectly, transact business with the Company for his own benefit, or as agent, owner, partner or shareholder of any other entity; except that any such transaction may be entered into if approved by all of the disinterested members of the Board after full disclosure.

14.               Additional Documents. Each party shall, without further consideration, execute such additional documents as may reasonably be required in order to carry out the purpose and intent of this Agreement.

15.               General Provisions.

(a)             The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation, as well as any legally permitted deductions that Executive voluntarily authorizes in writing.

(b)               This Agreement and all payments hereunder are intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code of 1986, including current and future guidance and regulations interpreting such provisions. In particular, and without limiting the preceding sentence, if Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and any then-applicable policy of the Company with respect to designation of specified employees, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be delayed until the date which is six months after the date of “separation from service” as determined under Section 409A (without interest or earnings).

(c)               This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota.

(d)              If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

(e)               This Agreement contains the entire understanding of the parties with regard to all matters contained herein and incorporates the Confidentiality Agreement and restricted stock agreement by reference. There are no other agreements, conditions or representations, oral or written, expressed or implied, between the parties with regard to the matters contained in this Agreement other than those referenced in this paragraph. This Agreement supersedes all prior agreements relating to the matters contained herein.

(1)                 This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, Executive may not assign this Agreement. The Company may assign or delegate its rights and obligations under this Agreement to any successor to all or a portion of the Company stock or assets.

(f)                This Agreement may be amended only in writing, signed by both parties. Any wavier by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(g)               Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. Venue, for the purpose of all such suits in state court, will be in Hennepin County, State of Minnesota.

(h)               To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

(i)            Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement.

Any notice to be given under this Agreement by either Executive or the Company shall be in writing and shall be effective upon personal delivery or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party as follows:

If to the Company:

Miromatrix Medical Inc.
10399 West 70th Street
Eden Prairie, MN 55344
Attention: Board of Directors

With a copy to:

Maslon LLP

3300 Wells Fargo Center

90 South Sixth Street

Minneapolis, MN 55402

Attention: Joseph Alexander

If to Executive:

Jeff Ross

470 Liberty Heights Drive

Chaska, MN 55318

Either party may change its or his address by written notice in accordance with this paragraph. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

(j)                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:	COMPANY:

By:	/s/ Jeff Ross	By:	/s/ Walter Sembrowich
	Jeff Ross		Name: Walter Sembrowich
Title: Chairman

Exhibit A

Permitted Activities

Executive shall be permitted to engage in the following activities so long such activities do not violate the terms of the Confidentiality Agreement (as defined in the Employment Agreement) or interfere with Executive’s duties to the Company or the performance of his obligations under the Employment Agreement:

1.               Serving as an member of the Eastern Carver County School Board (District 112) or its committees; and

2.              Reviewing scientific grants and making podium presentations related to the Company’s field of study, it being acknowledged that Executive is entitled to retain honorariums provided for making such presentations.